Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-104615) pertaining to debt securities and the Registration Statement (Form S-3 No. 333-127843) pertaining to debt securities, of our reports dated February 14, 2007, with respect to the financial statements and schedule of Oklahoma Gas and Electric Company, Oklahoma Gas and Electric Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oklahoma Gas and Electric Company, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Ernst & Young LLP

Oklahoma City, Oklahoma

February 14, 2007